Exhibit 4.19

English Translation

Supplementary Agreement to Technology Services Agreement

This Supplementary Agreement to Technology Services Agreement (“this Agreement”) is hereby enter into between the following parties on 13 September 2013 in Shenzhen, China:

Party A:	Huiyou Digital (Shenzhen) Ltd.

Registered Address: 13e, 13th Floor, B Block, Shenye Tairan Xuesong Building, Tairan Industry Park, Futian District, Shenzhen

Legal Representative: Ken Jian Xiao

Party B:	Shenzhen Lanyue Internet Technology Co., Ltd.

Registered Address: 1085-1086, Shangshuyuan Commerce Podium Building, Meilin Road, Meilin Sub-district , Futian District, Shenzhen

Legal Representative: Ken Jian Xiao

Party A and Party B are hereinafter collectively referred to as “Parties” and each individually as “Party”.

Whereas:

(a)	Party A and Party B entered into the Exclusive Technology and Market Promotion Services Agreement on 13 September 2013, and the Technology Services Agreement on 13 September 2013. In accordance with such agreements, Party A provides technological services for Party B and Party B pays technological service fees to Party A.

(b) In accordance with the preceding cooperation between the Parties and the implementation of the aforementioned agreements, the Parties intend to, in connection with the relevant matters on technological services, make supplements to the Technology Services Agreement and the technological service arrangements contemplated thereunder.

Now, therefore, through friendly and sufficient consultation and based on the principle of mutual benefits, common development, equality and free will, the Parties hereby reach the following agreement:

I.	Both Parties agree to amend the Technology Services Agreement entered into on 13 September 2013 as follows:

1.	Clause 2.1 and Clause 2.2 be deleted in their entirety, and Clause 2 (Term) be replaced with the following terms:

“2.	TERM

2.1	Both Parties agree that the term of this Agreement shall be three years, starting from 1 September 2013 and ending on 1 September 2016.

2.2	Upon expiry of this Agreement, this Agreement shall be automatically extended for three years or for another term otherwise determined in writing by Party A unless Party A decides not to extend the term of this Agreement.”

2.	Clause 10.1 be replaced in its entirety with the following terms:

“10.1	This Agreement shall become effective as of the date when it is duly signed and sealed by the authorized representatives of both Parties on 1 September 2013. This Agreement shall remain effective until termination in accordance with the provisions of Clause 2 unless early termination by Party A at its own discretion.”

3.	Clause 10.6 be replaced in its entirety with the following terms:

“10.6	Upon expiry of the term of this Agreement or early termination by Party A, either party shall complete the handover of business materials and financial materials (including but not limited to capital settlement, transaction invoice, etc.) with the staff of counterparty within three months from the date of termination or release of this Agreement. During the course of such handover between the Parties, the normal operation of system and services must be ensured.”

II.	Save and except those terms expressly amended under this Agreement, all the terms of the Technology Services Agreement entered into on 13 September 2013, and all the terms of the Exclusive Technology and Market Promotion Services Agreement entered into on 13 September 2013 shall remain unchanged and effective.

III.	This Agreement shall be governed by and construed in accordance with the PRC laws.

IV.	Any dispute arising out of or in connection with this Agreement shall be resolved in accordance with the provisions under Clause 9 (Dispute Resolution) of the Technology Services Agreement entered into on 13 September 2013.

V.	This Agreement shall become effective as of the date when it is duly signed and sealed by the authorized representatives of both Parties on 13 September 2013.

VI.	This Agreement shall be made and executed in duplicate, one for each party hereto and both being of equal authenticity.

(No Text Below. The Following Page is Signature Page to this Agreement.)

(No text in this page and this is the signature page of this Agreement.)

Huiyou Digital (Shenzhen) Ltd. [Company Seal Affixed]

Signature:	/s/ Ken Jian Xiao

Name in Print:	Ken Jian Xiao

Title:	Legal Representative

Shenzhen Lanyue Internet Technology Co., Ltd. [Company Seal Affixed]

Signature:	/s/ Ken Jian Xiao

Name in Print:	Ken Jian Xiao

Title:	Legal Representative